EXHIBIT 10.1

1 | Page	ASSET PURCHASE AGEEMENT

THIS AGREEMENT is made on February 10, 2023, between Smart Prime Group Ltd, with its principal place of business at Kingstown, St. Vincent and the Grenadines, hereinafter the "Seller" and One World Ventures Inc, (OWVI) with offices at 3370 Pinks Place, Las Vegas, Nevada, 89019 hereinafter the "Buyer".

IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase of Intellectual Property and Acquisition of Cash

Seller shall sell to Buyer and Buyer shall purchase from Seller, on the terms and conditions set forth in this Agreement, certain assets of Smart Prime Group Ltd., as determined by and as shown on the attached inventory (Exhibit A).

This purchase and sale are limited to the assets specifically set forth in this Agreement, and Buyer shall not assume any business, obligations, or liabilities of Smart Prime Group Ltd. or its individual shareholders, directors, officers, affiliates, creditors, parent, or subsidiary companies, if any.

2. Purchase Price.

The purchase price for the assets 827,363,007 shares of OWVI.

3. Payment of Purchase Price.

On execution of this Agreement, Buyer shall deposit 138,000,000 common shares of OWVI in the escrow described in Paragraph 4. The remainder of the purchase price payable as shares of Common Stock of One World Ventures, Inc., and shall deposited in the escrow account on or before the date set for consummation of the purchase and sale of the Assets.

4. Closing and Escrow.

a.

The Closing date shall be on or before February 20, 2023, provided there are no unforeseen delays. Closing shall not be later than 10 calendar days after the designated closing date unless a further extension is agreed upon in writing between the Buyer and Seller. The costs of Escrow are separate and apart from the Purchase Price. Both the Buyer and Seller shall submit all documentation and other information needed to close the transaction. Until the close of the transaction the shares and title to assets are to be held in escrow until due diligence and verifications are satisfactory to Buyer's discretion.

b.	On the Closing date the title and ownership of the assets are to be transferred and will become the assets of the Buyer.

5. Representations by Seller.

Seller covenants and represents:

a.	That Seller is the sole owner of the Assets with full right to sell or dispose of it as Seller may choose, and no other person has any claim, right, title, interest, or lien in, to, or on the Assets.

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b.	That Seller has no undischarged obligations affecting the Assets being sold under this Agreement, however additional funding may be required to maximize value and uses.

c.	That there are presently and will be at the time of closing, no liens or security interests against the Assets being transferred herein.

d.

Consents. No consent from or other approval of a governmental entity, board of directors, or any other person is necessary in connection with the execution of the Agreement, or the consummation by Seller of the Assets by Buyer in the manner previously conducted by Seller.

e.

Licenses. Permits and Consents. There are no licenses or permits currently required by the Seller for the satisfaction of the sale of Assets or this Agreement, or Seller has obtained the proper licenses or permits in order to effectuate this Agreement.

f.

Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Seller, threatened against or involving Seller or brought by Seller or affecting any of the purchased property at law or in equity or admiralty or before or by any international, federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending during the 24-month period preceding the date hereof; and Seller is not operating its business under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court of federal, state, municipal, or governmental department, commission, board, agency, or instrumentality, domestic or foreign.

g.

Compliance with Laws. To the best of its knowledge, Seller has complied with and is operating its business in compliance with all laws, regulations, and orders applicable to the Assets, and the present uses by the Seller of the Assets to be purchased do not violate any such laws, regulations, and orders. Seller has no knowledge of any material present or future expenditures that will be required with respect to any of Seller's facilities to achieve compliance with any present statute, law, or regulation, including those relating to the environment or occupational health and safety.

h.

Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any certificate or other instrument furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statements contained therein not misleading.

I.	Liabilities. Seller has as of the purchase date and shall have on the closing date no liabilities of any kind whatsoever, contingent or otherwise.

J.	Environmental Affidavit. Seller will provide an affidavit certifying that there presently is not, nor ever has been, any dumping or storage of toxic, Superfund, or hazardous wastes on the premises.

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6.  Indemnification Provisions.

It is agreed by and between the parties that the Seller shall jointly and severally indemnify and hold Buyer and its assigns harmless from any and all claims of any nature whatsoever, including without limitation:

a.	Tort claims; Any creditor claims; and

b.

Any claims that may be made hereinafter on account of any international, federal, and state franchise taxes, Social Security taxes, sales taxes, unemployment taxes, and all other taxes of whatever nature.

c.	Any claims for wages, vacation, sick pay, or fringe benefits claimed the Buyer makes no warranties or guaranties regarding employment of any of Seller's employees.

7.  Covenants of Seller.

The Seller covenants with the Buyer as follows:

a.	The Bill of Sale to be delivered at the closing date will transfer all the Assets enumerated in Exhibit A free and clear of all encumbrances and will contain the usual warranties;

b.	Seller assumes the Buyer is aware more time and funding may be needed to complete and expand the uses and values of the Assets.

8.  Assessment of Assets.

A complete validation of the Assets to be sold and purchased under this Agreement shall be taken on or before February 19, 2023, by a third party acceptable to Buyer with the purpose of retaining the maximum value until the execution and complete satisfaction of this Agreement.

9.  Sales Compliance. The Seller shall comply with applicable sales compliance, if any.

10.  Schedules.

Schedules and other documents attached or referred to in this Agreement are an integral part of this Agreement.

11.  Entire Agreement.

This Agreement constitutes the sole and only agreement between Buyer and Seller. This Agreement correctly sets forth the obligations of Buyer and Seller to each other as of its date.

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Any additional agreements or representations respecting the Assets sale to Buyer not expressly set forth in this Agreement are null and void, unless otherwise required by law. Both parties agree to waive rights as to any conflicting laws which may nullity this Agreement to the full extent allowable by law.

12. Conditions Precedent of Buyer.

The obligations of the Buyer hereunder are subject to the conditions that on or prior to the closing date:

a.

Representations and Warranties True at Closing. The representations and warranties of the Seller contained in the Agreement or any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the closing date as though such representations and warranties were made at and as of such date, except if such representations and warranties were made as of a specified date and such representations and warranties shall be true as of such date.

b.

Seller's Compliance with Agreement. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the closing of the Agreement.

c.

Resolutions and Seller's Certificate. The Seller shall have delivered to the Buyer copies of the resolutions of the board of directors of the Seller authorizing the transactions contemplated herein, with such resolutions to be certified to be true and correct by its secretary or assistant secretary, together with a certificate of an officer of the Seller, dated the closing date.

d.

Injunction. On the closing date, there shall be no effective injunction, writ, preliminary restraining order, or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

e.

Approval of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved by legal and financial counsels for the Buyer.

f.

Casualty. The purchased Asset(s) or any substantial portion thereof shall not have been adversely affected in any material way because of any fire, accident, flood, or other casualty or act of God or the public enemy.

g.	Adverse Change. There shall have been between the purchase date and the closing date no material adverse change in the to be acquired assets.

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13. Arbitration.

In the event the parties are not able to resolve any dispute between them arising out of or concerning this Agreement, or any provisions hereof, whether in contract, tort, or otherwise at law or in equity for damages or any other relief, then such dispute shall be resolved only by final and binding arbitration pursuant to the Federal Arbitration Act and in accordance with the American Arbitration Association rules then in effect, conducted by a single neutral arbitrator and administered by the American Arbitration Association in a location mutually agreed upon by the parties. The arbitrator's award shall be final, and judgment may be entered upon it in any court having jurisdiction. If any legal or equitable action, proceeding or arbitration arises out of or concerns this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorney's fees. The parties agree to arbitrate all disputes and claims regarding this Agreement or any disputes arising as a result of this Agreement, whether directly or indirectly, including Tort claims that are a result of this Agreement. The parties agree that the Federal Arbitration Act governs the interpretation and enforcement of this provision. The entire dispute, including the scope and enforceability of this arbitration provision shall be determined by the Arbitrator. This arbitration provision shall survive the termination of this Agreement.

14.   Costs and Expenses.

Except as expressly provided to the contrary in this Agreement, each party shall pay all its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

15. Miscellaneous Provisions.

a.	Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Nevada.

b.

Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns as permitted by this Agreement.

c.

Legal Construction. This Agreement shall be construed as to effectuate the intended purpose of the Agreement. In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, this Agreement shall be modified to otherwise effectuate the sale under the original intentions of the Parties. This may include striking the invalid, illegal, or unenforceable provision as if they had never been contained in this Agreement, or modifying the invalid, illegal or unenforceable provisions to make them compliant without modifying the original purpose of the Parties.

d.	Amendments. This Agreement may be amended by the Parties only by a written agreement.

e.

Attorneys' Fees. Should any arbitration or litigation be commenced between the parties to this Agreement concerning the rights and duties of either party in relation to the Business or this Agreement, the prevailing party in the arbitration or litigation shall be entitled to (in addition to any other relief that may be granted) a reasonable sum and attorneys' fees in the arbitration or litigation, which sum shall be detem1ined by the court or other person presiding in the arbitration or litigation or in a separate action brought for that purpose.

f.

Signatories. This Agreement shall be executed on behalf of Smart Prime Group Ltd. by Seyed Mohammadali Noujoumi and on behalf of One World Ventures Inc by Da Mu Lin. The Agreement shall be effectives of the date first written above.

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Seller:	/s/ Seyed Mohammadali Noujoumi	SEAL
Smart Prime Group Ltd

By:	/s/ Seyed Mohammadali Noujoumi	Date: Feb 16 / 2023

By:	/s/ Da Mu Lin	Date: March 23rd, 2023

Buyer:	/s/ Da Mu Lin
One World Ventures, Inc.

By:______0___________		Date: _______0_________

Da Mu Lin

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EXHIBIT A

INVENTORY OF ASSETS OF SMART PRIME GROUP LTD. of St Vincent and the Grenadines.

ASSETS:	PURCHASE PRICE:

Trading Account funds
Total Purchase Amount:	827,363,007 shares of OWVI